As filed with the Securities and Exchange Commission on February 13, 2006
Registration No. 333-124564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

13-3419202
(I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200 Los Angeles, CA 90067 (310) 895-7750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Milton “Todd” Ault, III, Chief Executive Officer 1800 Century Park East, Ste. 200 Los Angeles, CA 90067 (310) 895-7750

(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:
Marc J. Ross, Esq.
David Schubauer, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.33 par value (3)	2,151,653	$4.48	$9,639,405.44	$1,134.56
Common Stock, $.33 par value (4)	805,841	$4.48	$3,610,167.68	$424.92
Total	2,957,494	$4.48	$13,249,573.12	$1,559.48	(5)

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the American Stock Exchange on April 26, 2005, which was $4.48 per share.

(3)	Represents currently outstanding shares of common stock.
(4)	Represents shares of common stock issuable upon the exercise of outstanding common stock purchase warrants.
(5)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2006

Patient Safety Technologies, Inc.
Up to 2,957,494 Shares of
Common Stock

This prospectus relates to the public offering of an aggregate of up to 2,957,494 shares of common stock which may be sold from time to time by the selling stockholders of Patient Safety Technologies, Inc. named in this prospectus. Of these shares, 805,841 shares are issuable upon exercise of warrants held by the selling stockholders.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 15. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

We have paid the expenses of preparing this prospectus and the related registration expenses.

Our common stock is traded on the American Stock Exchange under the symbol PST. The last reported sales price for our common stock on February 8, 2006, was $3.86 per share.

The Securities offered hereby involve a high degree of risk.
See “Risk Factors” beginning on page 5.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

Page

Prospectus Summary	1

Risk Factors	4

Forward-Looking Statements	13

Where You Can Find More Information	14

Use of Proceeds	15

Description of Securities	16

Plan of Distribution	19

Selling Stockholders	20

Indemnification for Securities Act Liabilities	29

Legal Matters	30

Experts	30

Patient Safety Technologies has not authorized anyone to give any information or make any representation about the company that is different from or in addition to, that contained in this prospectus or in any of the materials that the company has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and all documents incorporated by reference carefully. On April 1, 2005 we changed our name from Franklin Capital Corporation to Patient Safety Technologies, Inc. As used throughout this prospectus, the terms “we,” “us,” and “our” refer to Patient Safety Technologies, Inc.

Patient Safety Technologies, Inc.

We currently have four wholly-owned operating subsidiaries: (1) Ault Glazer Bodnar Capital Properties, LLC (f/k/a Franklin Capital Properties, LLC), a Delaware limited liability company; (2) Patient Safety Consulting Group, LLC (f/k/a Franklin Medical Products, LLC), a Delaware limited liability company; (3) Surgicount Medical, Inc., a California corporation; and (4) Ault Glazer Bodnar Merchant Capital, Inc., a Delaware corporation. Our corporate structure, including our subsidiaries and our interests in public and private companies that we have purchased, is set forth depicted in the following diagram:

Together with our operating subsidiaries we are currently engaged in the acquisition of controlling interests in companies and research and development of products and services focused on the health care and medical products field, particularly the patient safety market. In the past we also focused on the financial services and real estate industries. Ault Glazer Bodnar Capital Properties, LLC, a real estate development and management company, Patient Safety Consulting Group, LLC, a healthcare consulting services company, and Ault Glazer Bodnar Merchant Capital, Inc., a holding company formed to hold our non-patient safety related assets, all were created to augment our investments in the health care, medical products and financial services and real estate industries.

Until March 31, 2005, we were a non-diversified internally managed, closed-end investment company that elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended. On March 30, 2005, our shareholders voted to withdraw our election to be treated as a business development company and on March 31, 2005 we filed an election to withdraw the election with the Securities and Exchange Commission. We are currently involved in providing capital and managerial assistance to early stage companies in the medical products, health care solutions, financial services and real estate industries.

In the first half of 2004, we focused our investment strategy on capital appreciation through long-term equity investments in start-up and early stage companies in the radio and telecommunications industries. Beginning in June 2004, we undertook a strategic restructuring and recapitalization plan which culminated in a change in control in our management and a shift in our business focus away from the radio and telecommunications industries toward the medical products, health care solutions, financial services and real estate industries.

On February 25, 2005, in furtherance of our restructuring plan, we purchased Surgicount Medical, Inc., a California corporation. Surgicount Medical, Inc. is a holding company for intellectual property rights relating to the company’s Safety-Sponge™ System, which helps reduce the number of retained sponges and towels in patients during surgical procedures and allows for faster and more accurate counting of surgical sponges. The Safety-Sponge™ System consists of a handheld scanner and bar-coded surgical dressings. By scanning the surgical dressings in at the beginning of a surgical procedure and then scanning them out at the end of the procedure, the sponges can be counted faster and more accurately than traditional methods which require two medical personnel manually counting the used and un-used sponges. The Safety-Sponge System is in its final preparations for commercial roll-out. Surgicount Medical, Inc. is the first acquisition in our plan to become a leader in the patient safety market.

In order to meet the expected demand for bar-coded surgical dressings on August 17, 2005 we executed an agreement with A Plus International, Inc. to supply us with data matrix tagged, bulk and sterile sponges for use with the Safety-Sponge™ System. The agreement is mutually exclusive and has a term of eight years with options to renew. Services to be provided by A Plus International, Inc. include manufacturing, packaging, sterilization, logistics and all related quality and regulatory compliance. A Plus International, Inc. was founded in 1988 and is a global manufacturer of surgical dressings, patient drapes and surgical gowns. A Plus International, Inc. provides OEM support to the largest healthcare manufacturers and distributors in the world. A Plus International, Inc. employs over 6,000 people in seven factories throughout China and maintains over 200,000 sq. ft. of warehouse space in the United States. While we believe the manufacturing capacity of A Plus International, Inc. will be sufficient to meet our expected demand, in the event A Plus International, Inc. cannot meet our requirements we may seek additional providers of the Safety-Sponge™ products.

On June 30, 2005 we announced our intention to separate our non-healthcare assets from our core patient safety business. Initially, we intended to transfer all of our non-healthcare assets into Ault Glazer Bodnar Merchant Capital, Inc. and obtain a separate public listing for that company. In September 2005 we abandoned this course in favor of positioning the assets for liquidation in order to bring in additional funds for the expansion of our patient safety business. During the quarter ended December 31, 2005, we recognized approximately $1.75 million from stock appreciation rights which we owned in Excelsior Radio Networks, Inc. and we liquidated some of our real estate holdings. Additionally, Digicorp, one of our investments, completed an acquisition of Rebel Crew Films, Inc., a film distribution company, and ceased being a shell company as defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934. Digicorp’s acquisition of Rebel Crew Films, Inc. reduced our equity interest from approximately 20% to below 10% and virtually eliminated the need of our management to run the operations of Digicorp. However, our Chief Financial Officer, William B. Horne, is expected to remain Chief Financial Officer of Digicorp for the foreseeable future. By reducing our investment in Digicorp to below 10% we will be in a position to slowly begin liquidating our investment in Digicorp.

While we have primarily focused on liquidating our investments over recent months on July 15, 2005 our wholly owned subsidiary Ault Glazer Bodnar Merchant Capital, Inc. purchased a 50% interest in Automotive Services Group, LLC, an Alabama limited liability company, in exchange for $300,000. Upon closing, Ault Glazer Bodnar Merchant Capital, Inc. became a non-managing member of Automotive Services Group, LLC. Automotive Services Group, LLC was formed to develop and operate automated car wash sites with the first location under development in Birmingham, Alabama. During the quarter ended March 31, 2006 Ault Glazer Bodnar Merchant Capital, Inc. intends to acquire the remaining 50% interest in Automotive Services Group, LLC from Automotive Services Group’s Chairman and Chief Executive Officer, Darrell W. Grimsley, Jr., at which time Ault Glazer Bodnar Merchant Capital, Inc. plans to change its name to Automotive Services Group, Inc. and eventually obtain a separate public listing. The time schedule for completing this has not yet been determined.

Our principal executive offices are located at 1800 Century Park East, Suite 200, Los Angeles, California. Our telephone number is (310) 895-7750. Our website is located at http://www.patientsafetytechnologies.com.

The Offering

Common stock outstanding before the offering	5,837,642 shares as of February 8, 2006

Common stock offered by selling stockholders
Up to 2,957,494 shares, based on current market prices and assuming full exercise of outstanding common stock purchase warrants by the selling stockholders. This number represents approximately 51% of our current outstanding stock and includes up to 805,841 shares of common stock issuable upon exercise of outstanding common stock purchase warrants.

Common stock to be outstanding after the offering	Up to 6,643,483 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock hereunder. We will, however, receive the sale price of any common stock we sell for cash to the selling stockholders upon exercise of warrants. See “Use of Proceeds” for a complete description.

AMEX Symbol	PST

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our securities.

We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

RISKS RELATING TO OUR BUSINESS AND STRUCTURE

We have not made any sales or generated any revenue to date from our Safety-Sponge™ System and a substantial amount of our revenue during 2005 is from a related party. Because of this, you should not rely on our historical results of operations as an indication of our future performance.

We have not made any sales or generated any revenue to date from our Safety-Sponge™ System. Further, of our $616,320 of revenue during the nine months ended September 30, 2005, $586,627 was generated from a contract to provide management consulting services to one of our portfolio companies IPEX, Inc., which is considered a related party. Our future success is dependent on our ability to develop our patient-safety related assets into a successful business, which depends upon wide-spread acceptance of and commercializing our Safety-Sponge™ System. None of these factors is demonstrated by our historic performance to date and there is no assurance we will be able to accomplish them in order to sustain our operations. As a result, you should not rely on our historical results of operations as an indication of the future performance of our business.

We recently restructured our business strategy and objective and have limited operating history under our new structure. If we cannot successfully implement our new business structure the value of your investment in our business could decline.

Upon the change of control that occurred in October 2004, we restructured our business strategy and objective to focus on the medical products, healthcare solutions, financial services and real estate industries instead of the radio and telecommunications industries. We have a limited operating history under this new structure. Historically, we have not typically invested in these industries and therefore our historical results of operations should not be relied upon as an indication of our future financial performance. If we do not successfully implement our new business structure the value of your investment in our business could decline substantially.

Withdrawal of our election to be treated as a BDC may increase the risks to our shareholders since we are no longer subject the regulatory restrictions or financial reporting benefits of the Investment Company Act of 1940 (the “1940 Act”).

Since we withdrew our election to be treated as a BDC, we are no longer subject to regulation under the 1940 Act, which is designed to protect the interests of investors in investment companies. As a non-BDC, we are no longer subject to many of the regulatory, financial reporting and other requirements and restrictions imposed by the 1940 Act including, but not limited to, limitations on the amounts, types and prices at which we may issue securities, participation in related party transactions, the payment of compensation to executives, and the scope of eligible investments.

The nature of our business is changing from investing in radio and telecommunications companies with the goal of achieving gains on appreciation and dividend income, to actively operating businesses in the medical products, health care solutions, financial services and real estate industries, with the goal of generating income from the operations of those businesses. No assurance can be given that our business strategy or investment objectives will be achieved by withdrawing our election to be treated as a BDC.

Further, our election to withdraw as a BDC under the 1940 Act will result in a significant change in our method of accounting. BDC financial statement presentation and accounting utilizes the value method of accounting used by investment companies, which allows BDCs to recognize income and value their investments at market value as opposed to historical cost. As an operating company, the required financial statement presentation and accounting for securities held will be either fair value or historical cost methods of accounting, depending on the classification of the investment and our intent with respect to the period of time we intend to hold the investment.

A change in our method of accounting could reduce the market value of our investments in privately held companies by eliminating our ability to report an increase in the value of our holdings as they occur. Also, as an operating company, we will have to consolidate our financial statements with subsidiaries, thus eliminating the portfolio company reporting benefits available to BDCs.

We may have to take actions that are disruptive to our business strategy to avoid registration under the 1940 Act.

The 1940 Act generally requires public companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities to register as investment companies. A company may be deemed to be an investment company if it owns “investment securities” with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the 1940 Act. Presently we are near the 40% investment threshold for meeting the definition of an investment company under the 1940 Act and thus could be required to register as investment company under the 1940 Act in the near future. Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategy of equity growth through creating, building and operating companies in the medical products, healthcare services, financial and real estate industries. Moreover, registration under the 1940 Act would subject us to increased regulatory and compliance costs, and other restrictions on the way we operate. We may also have to take actions, including buying, refraining from buying, selling or refraining from selling securities, when we would otherwise not choose to do so in order to continue to avoid registration under the 1940 Act.

We may need to undertake additional financings to meet our growth, operating and/or capital needs, which may result in dilution to your ownership and voting rights.

We anticipate that revenue from our operations for the foreseeable future may not be sufficient to meet our growth, operating and/or capital requirements. We believe that we currently have the financial resources to meet our operating requirements for the next twelve months. We may however undertake additional equity or debt financings to better enable us to meet our future growth, operating and/or capital requirements. We currently have no commitments for any such financings. Any equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants or other adverse terms with respect to raising future capital and other financial and operational matters. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. If we fail to arrange for sufficient capital in the future, we may be required to reduce the scope of our business activities until we can obtain adequate financing.

We have received shareholder approval to sell up to $10 million of equity and/or debt securities to certain related parties which may result in dilution to your ownership and voting rights or may result in the incurrence of substantial debt.

We have received shareholder approval to sell equity and/or debt securities up to $10 million in any calendar year to Milton “Todd” Ault, III, Lynne Silverstein, Louis Glazer, M.D., Ph.G., and Melanie Glazer. Mr. Ault is our former Chairman and former Chief Executive Officer, Ms. Silverstein is our President and Secretary, Mr. Glazer is our present Chairman and Chief Executive Officer and the Chief Health and Science Officer of our subsidiary Patient Safety Consulting Group, LLC, and Ms. Glazer is the Manager of our subsidiary Ault Glazer Bodnar Capital Properties, LLC and Mr. Glazer’s spouse. If we propose to sell more than $10 million of securities in a calendar year to such persons additional shareholder approval would be required. Although we do not currently anticipate selling equity or debt securities to these persons if we do sell any such securities it will result in dilution to your ownership and voting rights and/or possibly result in our incurring substantial debt. Any such equity financing would result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock. Any such debt financing may be convertible into common stock which would result in dilution to our stockholders and would have rights that are senior to our common stock. Further, any debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities, which could strain our capital resources.

Should the value of our patents be less than their purchase price, we could incur significant impairment charges.

At September 30, 2005, patents received in the acquisition of Surgicount Medical, Inc., net of accumulated amortization, represented $4,495,027, or 41.6%, of our total assets. We perform an annual review in the fourth quarter of each year, or more frequently if indicators of potential impairment exist to determine if the recorded amount of our patents is impaired. This determination requires significant judgment and changes in our estimates and assumptions could materially affect the determination of fair value and/or impairment of patents. We may incur charges for the impairment of our patents in the future if sales of our patient safety products, in particular our Safety-Sponge™ System, fail to achieve our assumed revenue growth rates or assumed operating margin results.

We invest in non-marketable investment securities which may subject us to significant impairment charges.

We invest in illiquid equity securities acquired directly from issuers in private transactions. At September 30, 2005, 41.25% of our assets were comprised of investment securities, the majority of which are illiquid investments. Investments in illiquid, or non-marketable, securities are inherently risky and a number of the companies we invest in are expected to fail. We review all of our investments quarterly for indicators of impairment; however, for non-marketable equity securities, the impairment analysis requires significant judgment to identify events or circumstances that would likely have a material adverse effect on the fair value of the investment. The indicators we use to identify those events or circumstances includes as relevant, the nature and value of any collateral, the company’s ability to make payments and its earnings, the markets in which the company does business, comparison to valuations of publicly traded companies, comparisons to recent sales of comparable companies, the discounted cash flows of the company and other relevant factors. Because such valuations are inherently uncertain and may be based on estimates, our determinations of fair value may differ materially from the values that would be assessed if a ready market for these securities existed. Investments identified as having an indicator of impairment are subject to further analysis to determine if the investment is other than temporarily impaired, in which case we write the investment down to its impaired value. When a company is not considered viable from a financial or technological point of view, we write down the entire investment since we consider the estimated fair market value to be nominal. Although we did not recognize any impairment for the nine months ended September 30, 2005, since a significant amount of our assets are comprised of non-marketable investment securities, any future impairment charges from the write down in value of these securities will adversely affect our financial condition.

We may not be able to effectively integrate our acquisition targets, which would be detrimental to our business.

On February 25, 2005, we purchased Surgicount Medical, Inc., a holding company for intellectual property rights relating to our Safety-Sponge™ System. We anticipate seeking other acquisitions in furtherance of our plan to acquire assets and businesses in the medical products, health care solutions, financial services and real estate industries. Acquisitions involve numerous risks, including potential difficulty in integrating operations, technologies, systems, and products and services of acquired companies, diversion of management’s attention and disruption of operations, increased expenses and working capital requirements and the potential loss of key employees and customers of acquired companies. In addition, acquisitions involve financial risks, such as the potential liabilities of the acquired businesses, the dilutive effect of the issuance of additional equity securities, the incurrence of additional debt, the financial impact of transaction expenses and the amortization of goodwill and other intangible assets involved in any transactions that are accounted for by using the purchase method of accounting, and possible adverse tax and accounting effects. Any of the foregoing could materially and adversely affect our business.

Failure to properly manage our potential growth would be detrimental to our business.

Any growth in our operations will place a significant strain on our resources and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. We may fail to adequately manage our anticipated future growth. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. Failure to manage our growth effectively could hurt our business.

If the protection of our intellectual property rights is inadequate, our ability to compete successfully could be impaired.

In connection with our purchase of Surgicount Medical, Inc., we acquired one registered U.S. patent and one registered international patent of the Safety-Sponge™ System. We regard our patents, copyrights, trademarks, trade secrets and similar intellectual property as critical to our business. We rely on a combination of patent, trademark and copyright law and trade secret protection to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights may be inadequate. Detection and elimination of unauthorized use of our products is difficult. We may not have the means, financial or otherwise, to prosecute infringing uses of our intellectual property by third parties. Further, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and offer our services. If we are unable to protect or preserve the value of our patents, trademarks, copyrights, trade secrets or other proprietary rights for any reason, our business, operating results and financial condition could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims that our products infringe upon the proprietary rights of others or that proprietary rights that we claim are invalid. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

There are significant potential conflicts of interest with our officers, directors and our affiliated entities which could adversely affect our results from operations.

Certain of our officers, directors and/or their family members have existing responsibilities and, in the future, may have additional responsibilities, to act and/or provide services as executive officers, directors, owners and/or managers of Ault Glazer Bodnar & Company Investment Management LLC and/or some of the companies in which we invest. We currently share office space with Ault Glazer Bodnar & Company Investment Management LLC. William B. Horne, our Chief Financial Officer, Melanie Glazer, Manager of our subsidiary Ault Glazer Bodnar Capital Properties, LLC, and Lynne Silverstein, our President and Secretary, are all principals of Ault Glazer Bodnar & Company Investment Management LLC. Mr. Horne and Ms. Silverstein devote approximately 85% of their time to our business, based on a 60-hour, 6-day workweek. Ms. Glazer works full time for Ault Glazer Bodnar Capital Properties, LLC. Ms. Silverstein is the stepdaughter of Louis Glazer, our current Chairman and Chief Executive Officer and Chief Health and Science Officer of Patient Safety Consulting Group, LLC. Our former Chairman and Chief Executive Officer, Milton “Todd” Ault, III, also is a principal of Ault Glazer Bodnar & Company Investment Management LLC. Accordingly, certain conflicts of interest may arise from time to time with our officers, directors and Ault Glazer Bodnar & Company Investment Management LLC.

Certain conflicts of interest may also arise from time to time with our officers, directors and the companies in which we invest. Of our $616,320 of revenue during the nine months ended September 30, 2005, $586,627 was generated during the second quarter of 2005 and resulted from a contract to provide management consulting services to our portfolio company IPEX, Inc. Mr. Ault is currently a director of IPEX, Inc. and he served as interim Chief Executive Officer of IPEX, Inc. from May 26, 2005 until July 13, 2005. From May 28, 2005 until approximately December 14, 2005 Mr. Ault held an irrevocable proxy to vote 67% of the outstanding shares of IPEX, Inc. owned by the former Chief Executive Officer and a founder of IPEX, Inc. Darrell W. Grimsley, Jr., Chief Executive Officer of Automotive Services Group, LLC, a subsidiary which is 50% owned by Ault Glazer Bodnar Merchant Capital, Inc., served as a director of IPEX, Inc. and a member of its Audit Committee from August 30, 2005 until January 30, 2006. Ms. Campbell served as a director of IPEX, Inc. and Chairman of its Audit Committee from June 23, 2005 until January 30, 2006. Mr. Horne is currently Chief Financial Officer and a director of our portfolio company Digicorp. From September 30, 2005 until December 29, 2005, Mr. Horne also served as Digicorp’s Chief Executive Officer and Chairman of Digicorp’s Board of Directors. One of our directors and Audit Committee Chairman, Alice Campbell, is currently a director of Digicorp. Mr. Ault served as Chief Executive Officer of Digicorp from April 26, 2005 until September 30, 2005 and Chairman of Digicorp’s Board of Directors from July 16, 2005 until September 30, 2005. Ms. Glazer served as a director of Digicorp from December 30, 2004 until December 29, 2005 and Chairman of Digicorp’s Board of Directors from December 30, 2004 until July 16, 2005. Ms. Silverstein served as Secretary of Digicorp from April 26, 2005 until December 29, 2005. Mr. Grimsley served as a director of Digicorp from July 16, 2005 until December 29, 2005.

Because of these possible conflicts of interest, such individuals may direct potential business and investment opportunities to other entities rather than to us, which may not be in the best interest of our stockholders. We will attempt to resolve any such conflicts of interest in our favor. Our Board of Directors does not believe that we currently have any conflicts of interest with the business of Ault Glazer Bodnar & Company Investment Management LLC, other than certain of our officers’ responsibility to provide management and administrative services to Ault Glazer Bodnar & Company Investment Management LLC. and its clients from time-to-time. Similarly, our Board of Directors does not believe that we have any conflicts of interest with the companies in which we hold investments other than certain of our officers’ and directors’ responsibility to provide management services to some of such companies. However, subject to applicable law, we may engage in transactions with Ault Glazer Bodnar & Company Investment Management LLC. and other related parties in the future. These related party transactions may raise conflicts of interest and, although we do not have a formal policy to address such conflicts of interest, our Audit Committee intends to evaluate relationships and transactions involving conflicts of interest on a case-by-case basis and the approval of our Audit Committee is required for all such transactions. The Audit Committee intends that any related party transactions will be on terms and conditions no less favorable to us than terms and conditions reasonably obtainable from third parties and in accordance with applicable law.

Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Prior to the change in control that occurred in October 2004, our current senior management was primarily engaged in operating a private investment management firm. In this capacity they developed a general understanding of the administrative and regulatory environment in which public companies operate. However, our senior management lacks practical experience operating a public company and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

Our former Chief Executive Officer controls a significant portion of our outstanding common stock and his ownership interest may conflict with our other stockholders who may be unable to influence management and exercise control over our business.

As of February 8, 2006, Milton “Todd” Ault, III, our former Chief Executive Officer and Chairman, beneficially owned approximately 25.93% of our common stock. As a result, Mr. Ault may be able to exert significant influence over our management and policies to:

•	elect or defeat the election of our directors;
•	amend or prevent amendment of our certificate of incorporation or bylaws;
•	effect or prevent a merger, sale of assets or other corporate transaction; and
•	control the outcome of any other matter submitted to the shareholders for vote.

Accordingly, our other stockholders may be unable to influence management and exercise control over our business.

RISKS RELATED TO OUR MEDICAL PRODUCTS AND HEALTHCARE-RELATED BUSINESS

We rely on a third party manufacturer and supplier to manufacture our Safety-Sponge™ System, the loss of which may interrupt our operations.

On August 17, 2005, Surgicount Medical, Inc. entered into an agreement for A Plus International Inc. to be the exclusive manufacturer and provider of Surgicount’s Safety-Sponge™ products. In the event A Plus International Inc. does not meet the requirements of the agreement, Surgicount may seek additional providers of the Safety-Sponge™ products. While our relationship with A Plus International Inc. is currently on good terms, we cannot assure you that we will be able to maintain our relationship with A Plus International Inc. or secure additional suppliers and manufacturers on favorable terms as needed. Although we believe the materials used in the manufacture of the Safety-Sponge™ System are readily available and can be purchased and/or produced by multiple vendors, the loss of our agreement with A Plus International Inc., the deterioration of our relationship with A Plus International Inc., changes in the specifications of components used in our products, or our failure to establish good relationships with major new suppliers or manufacturers as needed, could have a material adverse effect on our business, financial condition and results of operations.

The unpredictable product cycles of the medical device and healthcare-related industries and uncertain demand for products could cause our revenues to fluctuate.

Our target customer base includes hospitals, physicians, nurses and clinics. The medical device and healthcare-related industries are subject to rapid technological changes, short product life cycles, frequent new product introductions and evolving industry standards, as well as economic cycles. If the market for our products does not grow as rapidly as our management expects, our revenues could be less than expected. We also face the risk that changes in the medical device industry, for example, cost-cutting measures, changes to manufacturing techniques or production standards, could cause our manufacturing, design and engineering capabilities to lose widespread market acceptance. If our products do not gain market acceptance or suffer because of competing products, unfavorable regulatory actions, alternative treatment methods or cures, product recalls or liability claims, they will no longer have the need for our products and we may experience a decline in revenues. Adverse economic conditions affecting the medical device and healthcare-related industries, in general, or the market for our products in particular, could result in diminished sales, reduced profit margins and a disruption in our business.

We are subject to changes in the regulatory and economic environment in the healthcare industry, which could adversely affect our business.

The healthcare industry in the United States continues to experience change. In recent years, the United States Congress and state legislatures have introduced and debated various healthcare reform proposals. Federal, state and local government representatives will, in all likelihood, continue to review and assess alternative healthcare delivery systems and payment methodologies, and ongoing public debate of these issues is expected. Cost containment initiatives, market pressures and proposed changes in applicable laws and regulations may have a dramatic effect on pricing or potential demand for medical devices, the relative costs associated with doing business and the amount of reimbursement by both government and third-party payors to persons providing medical services. In particular, the healthcare industry is experiencing market-driven reforms from forces within the industry that are exerting pressure on healthcare companies to reduce healthcare costs. Managed care and other healthcare provider organizations have grown substantially in terms of the percentage of the population in the United States that receives medical benefits through such organizations and in terms of the influence and control that they are able to exert over an increasingly large portion of the healthcare industry. Managed care organizations are continuing to consolidate and grow, increasing the ability of these organizations to influence the practices and pricing involved in the purchase of medical devices, including our products, which is expected to exert downward pressure on product margins. Both short-and long-term cost containment pressures, as well as the possibility of continued regulatory reform, may have an adverse impact on our business, financial condition and operating results.

We are subject to government regulation in the United States and abroad, which can be time consuming and costly to our business.

Our products and operations are subject to extensive regulation by numerous governmental authorities, including, but not limited to, the FDA and state and foreign governmental authorities. In particular, we must obtain specific clearance or approval from the FDA before we can market new products or certain modified products in the United States. The FDA administers the Food, Drug and Cosmetics Act (the “FDC Act”). Under the FDC Act, most medical devices must receive FDA clearance through the Section 510(k) notification process (“510(k)”) or the more lengthy premarket approval (“PMA”) process before they can be sold in the United States. All of our products, currently comprising only the Safety-Sponge™ System, must receive 510(k) clearance or PMA approval. The Safety-Sponge™ System has already received 501(k) exempt status from the FDA. To obtain 510(k) marketing clearance, a company must show that a new product is “substantially equivalent” in terms of safety and effectiveness to a product already legally marketed and which does not require a PMA. Therefore, it is not always necessary to prove the actual safety and effectiveness of the new product in order to obtain 510(k) clearance for such product. To obtain a PMA, we must submit extensive data, including clinical trial data, to prove the safety, effectiveness and clinical utility of our products. The process of obtaining such clearances or approvals can be time-consuming and expensive, and there can be no assurance that all clearances or approvals sought by us will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of our products. FDA’s quality system regulations also require companies to adhere to certain good manufacturing practices requirements, which include testing, quality control, storage, and documentation procedures. Compliance with applicable regulatory requirements is monitored through periodic site inspections by the FDA. In addition, we are required to comply with FDA requirements for labeling and promotion. The Federal Trade Commission also regulates most device advertising.

In addition, international regulatory bodies often establish varying regulations governing product testing and licensing standards, manufacturing compliance, such as compliance with ISO 9001 standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements and pricing and reimbursement levels. Our inability or failure to comply with the varying regulations or the imposition of new regulations could restrict our ability to sell our products internationally and thereby adversely affect our business, financial condition and operating results.

Failure to comply with applicable federal, state or foreign laws or regulations could subject us to enforcement actions, including, but not limited to, product seizures, injunctions, recalls, possible withdrawal of product clearances, civil penalties and criminal prosecutions, any one or more of which could have a material adverse effect on our business, financial condition and operating results. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes, as are administrative interpretations of regulatory requirements. Any such changes may have a material adverse effect on our business, financial condition and operating results.

We are subject to intense competition in the medical products and health-care related markets, which could harm our business.

The medical products and healthcare solutions industry is highly competitive. We compete against other medical products and healthcare solutions companies, some of which are much larger and have significantly greater financial resources, management resources, research and development staffs, sales and marketing organizations and experience in the medical products and healthcare solutions industries than us. In addition, these companies compete with us to acquire technologies from universities and research laboratories. We also compete against large companies that seek to license medical products and healthcare solutions technologies for themselves. We cannot assure you that we will be able to successfully compete against these competitors in the acquisition, development, or commercialization of any medical products and healthcare solutions, funding of medical products and healthcare solutions companies or marketing of our products and solutions. If we cannot compete effectively against our competitors, our business, financial condition and results of operations may be materially adversely affected.

We may be subject to product liability claims and if our insurance is not sufficient to cover product liability claims our business and financial condition will be materially adversely affected.

The nature of our business exposes us to potential product liability risks, which are inherent in the distribution of medical equipment and healthcare products. We may not be able to avoid product liability exposure, since third parties develop and manufacture our equipment and products. If a product liability claim is successfully brought against us or any third party manufacturer then we would experience adverse consequences to our reputation, we might be required to pay damages, our insurance, legal and other expenses would increase, we might lose customers and/or suppliers and there may be other adverse results.

Through our subsidiary Surgicount Medical, Inc. we are in the process of obtaining general liability insurance to cover claims up to $1,000,000. This insurance, if obtained, will cover the clinical trial/time study relating to the bar coding of surgical sponges only. In addition, A Plus International, Inc., the manufacturer of our surgical sponges, maintains general liability insurance for claims up to $4,000,000 that covers product liability claims against Surgicount Medical, Inc. There can be no assurance that one or more liability claims will not exceed the coverage limits of any of such policies. If we or our manufacturer are subjected to product liability claims, the result of such claims could harm our reputation and lead to less acceptance of our products in the healthcare products market. In addition, if our insurance or our manufacturer’s insurance is not sufficient to cover product liability claims, our business and financial condition will be materially adversely affected.

RISKS RELATED TO OUR REAL ESTATE HOLDINGS

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may limit revenues from our real estate properties and available cash.

The value of our real estate holdings is affected by many factors including, but not limited to: national, regional and local economic conditions; consequences of any armed conflict involving or terrorist attacks against the United States; our ability to secure adequate insurance; local conditions such as an oversupply of space or a reduction in demand for real estate in a particular area; competition from other available space; whether tenants consider a property attractive; the financial condition of tenants, including the extent of tenant bankruptcies or defaults; whether we are able to pass some or all of any increased operating costs through to tenants; how well we manage our properties; fluctuations in interest rates; changes in real estate taxes and other expenses; changes in market rental rates; the timing and costs associated with property improvements and rentals; changes in taxation or zoning laws; government regulation; potential liability under environmental or other laws or regulations; and general competitive factors. The rents we expect to receive and the occupancy levels at our properties may not materialize as a result of adverse changes in any of these factors. If our rental revenue fails to materialize, we generally would expect to have less cash available to pay our operating costs. In addition, some expenses, including mortgage payments, real estate taxes and maintenance costs, generally do not decline when the related rents decline.

Our current real estate holdings are concentrated in Baltimore, Maryland and Heber Springs, Arkansas. Adverse circumstances affecting these areas generally could adversely affect our business.

A significant proportion of our real estate investments are in Baltimore, Maryland and Heber Springs, Arkansas and are affected by the economic cycles and risks inherent to those regions. Like other real estate markets, the real estate markets in these areas have experienced economic downturns in the past, and we cannot predict how the current economic conditions will impact these markets in both the short and long term. Further declines in the economy or a decline in the real estate markets in these areas could hurt our financial performance and the value of our properties. The factors affecting economic conditions in these regions include: business layoffs or downsizing; industry slowdowns; relocations of businesses; changing demographics; and any oversupply of or reduced demand for real estate.

RISKS RELATED TO OUR FINANCING

There are a large number of shares of common stock and shares underlying outstanding warrants from our recent private placement that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of February 8, 2006, we had 5,837,642 shares of common stock outstanding. There are 1,517,700 outstanding shares of common stock and 758,841 shares of common stock issuable upon exercise of outstanding warrants from our recent private placement being offered pursuant to this prospectus. All of these shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The issuance of shares upon exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon exercise of our outstanding warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately exercise and sell the full amount issuable on exercise.

RISKS RELATED TO OUR COMMON STOCK

Our historic stock price has been volatile and the future market price for our common stock may continue to be volatile. Further, the limited market for our shares will make our price more volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly periods, the market price for our common stock has ranged from $0.30 to $6.67 (as adjusted to reflect a 3:1 forword stock split effective April 5, 2005). Any future market price for our shares may continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Our common stock is currently listed on the American Stock Exchange (“AMEX”). As of February 8, 2006, the average daily trading volume of our common stock over the past three months was approximately 13,846 shares. The last reported sales price for our common stock on February 8, 2006, was $3.86 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

If we fail to meet continued listing standards of AMEX, our common stock may be delisted which would have a material adverse effect on the price of our common stock.

Our common stock is currently traded on the American Stock Exchange (“AMEX”) under the symbol “PST”. In order for our securities to be eligible for continued listing on AMEX, we must remain in compliance with certain listing standards. On June 24, 2004, we received a letter from AMEX inquiring as to our ability to remain listed on AMEX. Specifically, AMEX indicated that our common stock was subject to delisting under sections 1003(a)(i) and 1003(a)(ii) of AMEX’s Company Guide because our stockholders’ equity was below the level required by AMEX’s continued listing standards. Our stockholders’ equity fell below the required standard due to years of continued losses. On September 15, 2004, AMEX notified us that it had accepted our proposed plan to comply with AMEX’s continued listing standards. Significant events which increased our stockholders’ equity in excess of AMEX’s continued listing standards were the completion of an approximately $4 million equity financing combined with the acquisition of Surgicount Medical, Inc. which was done primarily through the issuance of common stock. AMEX will normally consider suspending dealings in, or removing from the listing of, securities of a company under Section 1003(a)(i) for a company that has stockholders' equity of less than $2,000,000 if such company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years; or under Section 1003(a)(ii) for a company that has stockholders' equity of less than $4,000,000 if such company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years. As of June 30, 2005, our second consecutive quarter in which our stockholders’ equity was in excess of $4,000,000, we believe we have re-gained compliance with AMEX’s continued listing requirements. As of September 30, 2005, the date of our most recent Form 10-Q, our stockholders’ equity was still in excess of that required under Section 1003(a)(ii) of AMEX’s Company Guide. If we were to again become noncompliant with AMEX’s continued listing requirements, our common stock may be delisted which would have a material adverse affect on the price and liquidity of our common stock.

If we are delisted from AMEX, our common stock may be subject to the “penny stock” rules of the SEC, which would make transactions in our common stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file annual, quarterly and current reports and other information with the Securities and Exchange Commission. Such reports and other information may be inspected at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at (202) 551-8090 for further information on the public reference rooms. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with this prospectus, which means that we can disclose important information to you by referring you to certain documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. In addition, any information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares registered hereby have been sold:

•	Our current report on Form 8-K dated December 29, 2004, filed with the SEC on January 4, 2005;
•	Our current report on Form 8-K dated February 3, 2005, filed with the SEC on February 9, 2005;
•	Our current report on Form 8-K dated February 25, 2005, filed with the SEC on March 3, 2005;
•	Our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 30, 2005;
•	Our current report on Form 8-K dated March 30, 2005, filed with the SEC on April 5, 2005;
•	Our current report on Form 8-K dated April 5, 2005, filed with the SEC on April 11, 2005;
•	Our current report on Form 8-K dated April 7, 2005, filed with the SEC on April 13, 2005;
•	Our current report on Form 8-K dated April 22, 2005, filed with the SEC on April 26, 2005;
•	Our amended current report on Form 8-K/A dated February 25, 2005, filed with the SEC on May 12, 2005;
•	Our quarterly report on Form 10-Q for the period ended March 31, 2005, filed with the SEC on May 16, 2005;
•	Our amended quarterly report on Form 10-Q/A for the period ended March 31, 2005, filed with the SEC on May 16, 2005;
•	Our current report on Form 8-K dated June 6, 2005, filed with the SEC on June 6, 2005;
•	Our current report on Form 8-K dated June 13, 2005, filed with the SEC on June 16, 2005;
•	Our current report on Form 8-K dated June 30, 2005 under Item 5.02, filed with the SEC on July 7, 2005;
•	Our current report on Form 8-K dated June 30, 2005 under Items 1.01 and 9.01, filed with the SEC on July 7, 2005;
•	Our current report on Form 8-K dated July 15, 2005, filed with the SEC on July 21, 2005;
•	Our current report on Form 8-K dated July 22, 2005, filed with the SEC on July 28, 2005;
•	Our quarterly report on Form 10-Q for the period ended June 30, 2005, filed with the SEC on August 15, 2005;
•	Our current report on Form 8-K dated August 17, 2005, filed with the SEC on August 23, 2005;
•	Our amended current report on Form 8-K/A dated July 6, 2004, filed with the SEC on August 31, 2005;

•	Our amended annual report on Form 10-K/A for the year ended December 31, 2004, filed with the SEC on September 13, 2005;
•	Our amended quarterly report on Form 10-Q/A for the period ended March 31, 2005, filed with the SEC on September 13, 2005;
•	Our current report on Form 8-K dated September 23, 2005, filed with the SEC on September 29, 2005;
•	Our current report on Form 8-K dated October 14, 2005, filed with the SEC on October 17, 2005;
•	Our current report on Form 8-K dated October 31, 2005, filed with the SEC on November 2, 2005;
•	Our current report on Form 8-K dated November 2, 2005, filed with the SEC on February 7, 2005;
•	Our current report on Form 8-K dated November 9, 2005, filed with the SEC on November 10, 2005;
•	Our quarterly report on Form 10-Q for the period ended June 30, 2005, filed with the SEC on November 14, 2005;
•	Our current report on Form 8-K dated November 30, 2005, filed with the SEC on December 1, 2005;
•	Our current report on Form 8-K dated December 2, 2005, filed with the SEC on December 5, 2005;
•	Our current report on Form 8-K dated December 22, 2005, filed with the SEC on December 23, 2005;
•	Our current report on Form 8-K dated December 28, 2005, filed with the SEC on January 4, 2006;
•	Our current report on Form 8-K dated January 5, 2006, filed with the SEC on January 10, 2006;
•	Our current report on Form 8-K dated January 7, 2006, filed with the SEC on January 12, 2006;
•	Our current report on Form 8-K dated January 11, 2006, filed with the SEC on January 18, 2006;
•	Our current report on Form 8-K dated January 19, 2006, filed with the SEC on January 24, 2006;
•	Our current report on Form 8-K dated January 26, 2006, filed with the SEC on February 1, 2006;
•	Our current report on Form 8-K dated February 1, 2006, filed with the SEC on February 6, 2006;
•	Our amended annual report on Form 10-K/A for the year ended December 31, 2004, filed with the SEC on February 13, 2006;
•	Our amended quarterly report on Form 10-Q/A for the period ended March 31, 2005, filed with the SEC on February 13, 2006;
•	Our amended quarterly report on Form 10-Q/A for the period ended June 30, 2005, filed with the SEC on February 13, 2006;
•	Our amended quarterly report on Form 10-Q/A for the period ended September 30, 2005, 2005, filed with the SEC on February 13, 2006; and
•	The description of our common stock in our registration statement on Form 8-B, as amended (File No. 001-09727), initially filed with the Securities and Exchange Commission on October 14, 1987.

If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. Such requests should be made to:

Patient Safety Technologies, Inc.
1800 Century Park East, Ste. 200
Los Angeles, CA 90067
Attention: Secretary
(310) 895-7750

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of outstanding warrants for cash. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

DESCRIPTION OF SECURITIES

Capital Structure

Our authorized capital consists of 25,000,000 shares of common stock, $0.33 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share, of which 500,000 shares have been designated as Series A Convertible Preferred Stock. At the close of business on February 8, 2006, we had 5,837,642 shares of common stock and 10,950 shares of Series A Preferred Stock issued and outstanding. As of February 8, 2006, we had the following outstanding commitments to issue shares of our capital stock: (1) options and unvested shares of common stock issued to employees, directors and consultants which are exercisable into 1,095,300 shares of common stock; (2) warrants issued to investors in the 2004 and April 2005 Private Placements (described below) and to various consultants which are exercisable into 1,274,683 shares of common stock; (3) 10,950 shares of Series A Convertible Preferred Stock currently convertible into 246,375 shares of common stock; and (4) 15,756 unvested shares of common stock issuable to Health West Marketing Incorporated, a consultant.

Dividend Policy

We paid $76,650, $76,652 and $115,152 in dividends to preferred stockholders during 2004, 2003 and 2002, respectively, and have not paid any dividends to common stockholders during the past three years. Dividends to our preferred stockholders are cumulative and paid at the rate of 7% a year. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of our business, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock having preference over the common stock.

The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, when issued will be, validly issued, fully paid and non-assessable.

Series A Convertible Preferred Stock

On February 22, 2000, we sold 16,450 shares of Series A Convertible Preferred Stock at a price of $100 per share. The Series A Convertible Preferred Stock is convertible into our common stock at any time prior to February 22, 2010 at a conversion price of $4.4444 per common share. The Series A Convertible Preferred Stock is convertible into the number of shares of common stock obtained by dividing the purchase price for the convertible preferred stock of $1,095,000 (10,950 shares multiplied by $100 per share) by the conversion price in effect, currently $4.444444444444, or 246,375 shares of common stock.

We may redeem the Series A Convertible Preferred Stock in whole or in part, on a pro rata basis, if at any time on or after February 22, 2000 the average trading price of our common stock for at least 20 days during any 30 consecutive trading days is equal to or in excess of 150% of the conversion price; provided, however, that the holders of the Series A Convertible Preferred Stock have the right until 5:00 p.m., New York time, on the third business day preceding the redemption date to convert the Series A Convertible Preferred Stock at the conversion price. If any holder fails to convert the Series A Convertible Preferred Stock during a redemption period, then we may redeem the Series A Convertible Preferred Stock in cash at a price per share equal to the liquidation preference ($100) plus any accrued and unpaid dividends through the date of redemption, and plus any dividends that were scheduled to accrue thereon through the end of the calendar year of such redemption.

Upon liquidation, dissolution or winding up of our business, or a reduction or decrease in our capital stock resulting in a distribution of assets to our security holders, each holder of Series A Convertible Preferred Stock is entitled to payment out of our assets available for distribution a liquidation preference in an amount equal to $100 per share, plus accrued and unpaid dividends. After payment in full of the $100 liquidation preference, and all accrued and unpaid dividends to which holders of Series A Convertible Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of our assets. Upon liquidation, dissolution or winding up of our business, the Series A Convertible Preferred Stock ranks: (a) senior to all classes of common stock and to each other class of capital stock or series of preferred stock the terms of which do not expressly provide that it ranks senior to or on parity with the Series A Convertible Preferred Stock; (b) on parity with any other class of capital stock or any additional series of preferred stock the terms of which expressly provide that such class or series ranks on parity with the Series A Convertible Preferred Stock; and (c) junior to each class of capital stock or series of preferred stock the terms of which expressly provide that such class or series ranks senior to the Series A Convertible Preferred Stock.

While the Series A Convertible Preferred Stock is outstanding, holders of Series A Convertible Preferred Stock are entitled to receive out of funds legally available therefore, preferential dividends in cash at a rate of 7% per annum of the liquidation preference, payable quarterly.

Except as otherwise required by law, each holder of Series A Convertible Preferred Stock is entitled to vote on all matters submitted to our stockholders, voting together with the holders of our common stock as a single class, with each shares of Series A Convertible Preferred Stock entitled to one vote per share. The holders of the Series A Convertible Preferred Stock, voting separately as one class, have the right to elect: (a) two directors at all times during which the Series A Convertible Preferred Stock is outstanding; and (b) a majority of the directors, if at any time dividends on the Series A Convertible Preferred Stock have not been paid in an amount equal to two full years’ of dividends, and to continue to be so represented until all dividends in arrears have been paid or otherwise provided for, subject to the prior rights, if any, of the holders of any class of senior securities outstanding.

2004 Private Placement

On November 3, 2004, we entered into a subscription agreement with several accredited investors led by Bodnar Capital Management, LLC, relating to the issuance and sale of shares of our common stock and common stock purchase warrants in one or more closings of a private placement. Pursuant to the subscription agreement, we could sell to accredited investors an aggregate of up to 625,000 shares (1,875,000 shares post 3:1 forward stock split) at a price of $8.00 per share ($2.67 post 3:1 forward stock split). For each two shares purchased by investors under the subscription agreement, investors received a warrant to purchase one share of common stock. The sales under the subscription agreement were made pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

On November 3, 2004, in the first closing of the private placement, we sold 405,625 shares of common stock and warrants to purchase 202,810 shares of common stock for gross proceeds of $3,245,000. The warrants from the first closing have a current exercise price of $3.85367 per share. On November 15, 2004, in the second closing of the private placement, we sold 32,500 shares of common stock and warrants to purchase 16,250 shares of common stock for gross proceeds of $260,000. The warrants from the second closing have a current exercise price of $3.86833 per share. On December 2, 2004, in the third closing of the private placement, we sold 38,525 shares of common stock and warrants to purchase 19,262 shares of common stock for gross proceeds of $308,200. The warrants from the third closing have a current exercise price of $4.02233 per share. On December 21, 2004, in the fourth and final closing of the private placement, we sold 29,250 shares of common stock and warrants to purchase 14,625 shares of common stock for gross proceeds of $234,000. The warrants from the fourth closing have a current exercise price of $3.74 per share. In total, we sold an aggregate of 505,900 shares of common stock and warrants to purchase 252,947 shares of common stock for aggregate gross proceeds of $4,047,200. On April 5, 2005, we declared a 3:1 forward split on our outstanding common stock which caused a downward adjustment to the exercise price by one-third and increased the number of shares issuable upon exercise of such warrants by a multiple of three. Accordingly, we are registering in this offering 1,517,700 shares of common stock and 758,841 shares of common stock issuable upon exercise of warrants sold in the private placement.

Warrants sold in the private placement are exercisable for a term of five years from the closing date at an exercise price equal to 110% of the closing bid price of the common stock on the closing date. Based upon the closing bid price on the various closing dates and the number of warrants sold on each closing date the warrants have a weighted average exercise price of $3.86088. In the event we were to pay a dividend or make a distribution of shares of our common stock to shareholders, effect another stock split or take similar action to change the capital structure of our common stock the exercise price of the warrants would be adjusted accordingly. If after the first anniversary of the issue date of the warrants there is no effective registration statement under which the holders may sell their warrant shares, then the warrants may be exercised by means of a cashless exercise. We have the right to call 50% of the warrants and require the holders to exercise such warrants in the event that: (a) any one of the following events occurs: (i) a registration statement covering all shares issuable upon exercise of the warrants has been filed and declared effective by the Securities and Exchange Commission, (ii) all the warrant shares then owned by a holder, acting independently of all other holders, are eligible for sale under Rule 144, or (iii) the second anniversary of the issue date of the warrants has passed; and (b) after the occurrence of any one of the events listed in (a) above, the closing price of our common stock exceeds 200% of the warrant exercise price for at least five consecutive trading days. If we exercise our right to call the warrants, then we must deliver to the holders a written call notice stating that the conditions to call have been satisfied and specifying the number of warrant shares that must be exercised. Within 20 business days after delivery of the call notice to the holders, the holders must exercise their warrants in accordance with the call notice. If a holder fails to timely pay the amount required upon exercise of the warrant call, then our sole remedy is to cancel a corresponding portion (50%) of the holder’s warrant, which cancellation may be done in our sole discretion and without further written notice to the holder.

In the subscription agreement, we agreed to file a registration statement with the Securities and Exchange Commission within 90 days after closing to register the resale of all the shares of common stock and warrant shares sold in the private placement. We also agreed to use our best efforts to cause such registration statement to be declared effective no later than the 90 days following the date the registration statement is filed with the Securities and Exchange Commission. The subscription agreement provides that in the event the registration statement has not been filed on or prior to 120 days after the closing date, then each month thereafter we must pay to the investors liquidated damages in cash equal to 1% of the aggregate purchase price originally paid in the private placement. After the registration statement is declared effective, we must maintain the effectiveness of the registration statement until the earlier of: (a) the date on which all the shares of common stock and warrant shares have been sold by the holders; (b) such time as we reasonably determine that each holder, acting independently of all other holders, is eligible to sell all the shares of common stock and warrant shares then owned by such holder under Rule 144; or (c) the second anniversary of the closing date.

On March 2, 2005, we entered into an amendment to the subscription agreement with certain investors holding a majority of the shares of common stock and warrants sold in the private placement to extend the deadlines relating to our obligations to file the registration statement and to pay liquidated damages in the event of a failure to timely register the resale of the shares of common stock and warrant shares. Pursuant to the amendment, we agreed to file the registration statement within 180 days of the initial closing of the private placement and to begin paying liquidated damages to the investors in the amount set forth above in the event that the registration statement is not filed within 180 days of the initial closing date. The Company filed the registration statement on the 181st day from the initial closing date and incurred a penalty of approximately $1,000.

April 2005 Private Placement

On April 22, 2005, we entered into a subscription agreement with James Colen, an accredited investor, pursuant to which we sold Mr. Colen 20,000 shares of common stock and warrants to purchase an additional 20,000 shares of common stock. We received gross proceeds of $100,000 from the sale of stock and warrants to Mr. Colen. The sale was made in a private placement exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

We sold shares of common stock to Mr. Colen at a price of $5.00 per share. For each two shares of common stock purchased Mr. Colen received one callable warrant and one non-callable warrant to purchase additional shares of our common stock. In aggregate, Mr. Colen purchased 20,000 shares of common stock, callable warrants to purchase 10,000 shares of common stock and non-callable warrants to purchase 10,000 shares of common stock. Pursuant to the subscription agreement, we granted Mr. Colen piggy back registration rights to register the resale of the shares of common stock and shares issuable upon exercise of the warrants.

Both the callable and non-callable warrants are exercisable for a period of five years from April 22, 2005 and have an exercise price per share equal to $6.05. In the event the closing sale price of our common stock equals or exceeds $7.50 for at least five consecutive trading days, upon 30 days prior written notice we may call the callable warrant at a redemption price equal to $0.01 per share of common stock then purchasable pursuant to such warrant. Notwithstanding such notice, the warrant holder may exercise the callable warrant prior to the end of the 30-day notice period.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of February 8, 2006, including the number of shares of common stock issuable upon the exercise of warrants held by the selling stockholders. The selling stockholders acquired their securities: (1) through our private placement of common stock and warrants in the fourth quarter of 2004, the material terms of which are described on pages 13-14 of this prospectus; (2) through a private placement of common stock and warrants that closed on April 22, 2005, the material terms of which are described on page 14 of this prospectus; (3) through our acquisition of Surgicount Medical, Inc., which closed on February 25, 2005; and (4) as compensation for services. All of such transactions were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Shares Beneficially Owned After the Offering (2)
Name	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Offered Pursuant to this Prospectus	Number	Percent

Abby M. Treloggen (3)	5,625	5,625	0	*

Alice M. Campbell (4)	19,875	16,875	3,000	*

Arnold Spangler (5)	56,250	56,250	0	*

Bodnar Capital Management, LLC (6)	843,750	843,750	0	*

Brian Stewart (7)	300,000	300,000	0	*

Brigadier General (Ret.) Lytle Brown III (8)	10,500	4,500	6,000	*

Catalysis Partners (9)	135,000	135,000	0	*

Chantal Soichet IRA (10)	13,500	13,500	0	*

Charles Ault & Stacy Ault JTWROS (11)	22,500	22,500	0	*

Charles J. Kalina III (12)	56,250	56,250	0	*

Chinquapin Investors, LLC (13)	112,500	112,500	0	*

Claudia L. Meyers TTEE The Emily Rev Trust U/A 3/13/98 (14)	5,625	5,625	0	*

Daniel James Heckman II (15)	42,186	42,186	0	*

Darrell Grimsley Jr. IRA R/O (16)	14,250	11,250	3,000	*

Darren Magot (17)	11,250	11,250	0	*

Darrin Adkins (18)	5,625	5,625	0	*

David Moss (19)	9,000	9,000	0	*

Delores Ault Roth IRA (20)	12,150	12,150	0	*

Dennis Ault & Delores Ault (21)	10,575	10,575	0	*

Dennis Ault Roth IRA (22)	9,900	9,900	0	*

Dennis R. Ault & Delores D. Ault Co-TTEES FBO Ault Family Trust (23)	2,925	2,925	0	*

Dennis R. Ault, Delores D. Ault Co-TTEES Ault Family TR UA DTD 10-28-92 FBOAult Family Trust (24)	20,025	20,025	0	*

Dori Ellen Hall (25)	11,250	11,250	0	*

DSAM Fund, LP (26)	270,000	270,000	0	*

Fred S. & Sandra R. Silverstein JT (27)	4,500	4,500	0	*

Gary Debruin (28)	5,625	5,625	0	*

George Freyre (29)	11,250	11,250	0	*

Herbert Langsam (30)	24,000	9,000	15,000	*

Industrial Management and Research Group (31)	11,250	11,250	0	*

Irene Sharon Durham (32)	13,953	13,953	0	*

James Cliffton & Patricia Cliffton Co-Ttees James & Patricia Cliffton TR U/A DTD 9/25/86 (33)	4,500	4,500	0	*

James Colen (34)	40,000	40,000	0	*

James P. Hughes & Marian V. Hughes JTWROS (35)	11,250	11,250	0	*

James P. Hughes Roth IRA (36)	22,500	22,500	0	*

James Sveinson (37)	14,061	14,061	0	*

Jean Cosby (38)	11,250	11,250	0	*

Jean Cosby IRA R/O (39)	56,250	56,250	0	*

Jo Ann Kerr IRA R/O (40)	11,250	11,250	0	*

Joseph Farray (41)	13,500	13,500	0	*

Joyce Schmidt IRA R/O (42)	4,500	4,500	0	*

Judy Margolis IRA (43)	14,061	14,061	0	*

Katie Queen (44)	5,625	5,625	0	*

Kelly Hammond & Betty Lou Hammond TTEES for the Hammond Family Trust DTD 6-12-85 (45)	5,625	5,625	0	*

Kevin & Tiffany Hammond (46)	11,250	11,250	0	*

Lloyd Margolis & Judy Margolis Trust (47)	14,061	14,061	0	*

Maria Brockelman Trust (48)	11,250	11,250	0	*

Marian V. Hughes Roth IRA (49)	3,375	3,375	0	*

Mark & Mary Harmon JTWROS (50)	11,250	11,250	0	*

Mark & Tara Fullbright (51)	6,750	6,750	0	*

Mark Harmon IRA R/O (52)	16,875	16,875	0	*

Michael G. Sedlak (53)	16,875	16,875	0	*

Michael Horvitz (54)	5,625	5,625	0	*

Michael Van Patten (55)	27,000	27,000	0	*

Milton C. Ault Jr. (56)	4,500	4,500	0	*

Not That Cosby, Inc. (57)	18,561	18,561	0	*

Patrick Gaynes (58)	5,625	5,625	0	*

Progressive Plumbing Systems (59)	5,625	5,625	0	*

Randy Ludensky (60)	18,000	18,000	0	*

Raymond R. Koziak (61)	45,000	45,000	0	*

Robert & Suzanne Royston (62)	5,625	5,625	0	*

Robert Brown (63)	5,625	5,625	0	*

Ron & Crystal Budd (64)	13,500	13,500	0	*

Scott Krinsky (65)	5,625	5,625	0	*

Sempad S. Pinedjian and Arshalous A. Pinedjian Fam TR DTD 2-24-94 (66)	11,250	11,250	0	*

Sothi Thillairajah (67)	22,500	22,500	0	*

Steven E. Sipe (68)	11,250	11,250	0	*

Strome Alpha Fund (69)	28,125	28,125	0	*

Strome Offshore Ltd. (70)	28,125	28,125	0	*

Suzanne Stevenson IRA (71)	4,500	4,500	0	*

Sylvia Johnson (72)	11,250	11,250	0	*

Sylvia Schmidt Miller Living Trust U/A 5-7-98 (73)	4,500	4,500	0	*

Thomas Duhamel (74)	5,850	5,850	0	*

Timothy Sedlak IRA R/O (75)	8,436	8,436	0	*

Velan Thillairajah (76)	11,250	11,250	0	*

William Stewart (77)	300,000	300,000	0	*

TOTAL SHARES OFFERED		2,957,494

* Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of February 8, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Assumes that all securities registered will be sold and that all shares of common stock underlying common stock purchase warrants will be issued.
(3)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Ms. Treloggen in the first closing of our private placement conducted during the fourth quarter of 2004.

(4)
The shares offered pursuant to this prospectus include 11,250 shares of common stock and 5,625 shares of common stock issuable upon exercise of warrants purchased by Ms. Campbell in the first closing of our private placement conducted during the fourth quarter of 2004. Ms. Campbell is a member of our Board of Directors and is a Class II Director.

(5)
Includes 37,500 shares of common stock and 18,750 shares of common stock issuable upon exercise of warrants purchased by Mr. Spangler in the third closing of our private placement conducted during the fourth quarter of 2004. Mr. Spangler was appointed to our Board of Directors on January 7, 2006.

(6)
Includes 562,500 shares of common stock and 281,250 shares of common stock issuable upon exercise of warrants purchased by Bodnar Capital Management, LLC in the first closing of our private placement conducted during the fourth quarter of 2004. Steven J. Bodnar has voting and investment control over the securities held by Bodnar Capital Management, LLC. On April 7, 2005, Bodnar Capital Management, LLC loaned us $1,000,000 in exchange for a $1,000,000 principal amount promissory note secured by all real property owned by us. The proceeds from the loan were used to fund our operating activities and reduce a portion of the amount due our broker from securities purchased on margin. Bodnar Capital Management, LLC is the beneficial owner of approximately 13% of our currently outstanding shares of common stock. Bodnar Capital Management, LLC is also a security holder in Digicorp and IPEX, Inc., both public reporting companies in which we own securities. In addition, Mr. Bodnar is a director of Ault Glazer Bodnar Merchant Capital, Inc., one of our wholly owned subsidiaries formed to hold our non-patient safety related assets.

(7)
Mr. Stewart acquired his shares in consideration for his shares of common stock of Surgicount Medical, Inc. Upon acquisition of Surgicount Medical we entered into a one year consulting agreement with Mr. Stewart that provides for payments to Mr. Stewart of $40,000 over the term of the agreement.

(8)
The shares offered pursuant to this prospectus include 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. Mr. Brown is a member of our Board of Directors and is a Class I Director.

(9)
Includes 90,000 shares of common stock and 45,000 shares of common stock issuable upon exercise of warrants purchased by Catalysis Partners in the first closing of our private placement conducted during the fourth quarter of 2004. John Francis has voting and investment control over the securities held by Catalysis Partners.

(10)
Includes 9,000 shares of common stock and 4,500 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(11)
Includes 15,000 shares of common stock and 7,500 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. Charles and Stacy Ault are cousins of Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer.

(12)
Includes 37,500 shares of common stock and 18,750 shares of common stock issuable upon exercise of warrants purchased in the third closing of our private placement conducted during the fourth quarter of 2004.

(13)
Includes 75,000 shares of common stock and 37,500 shares of common stock issuable upon exercise of warrants purchased by Chinquapin Investors, LLC in the second closing of our private placement conducted during the fourth quarter of 2004. Stephen T. Dunavant has voting and investment control over the securities held by Chinquapin Investors, LLC.

(14)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(15)
Includes 28,125 shares of common stock and 14,061 shares of common stock issuable upon exercise of warrants purchased by Mr. Heckman in the third closing of our private placement conducted during the fourth quarter of 2004.

(16)
The shares offered pursuant to this prospectus include 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(17)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased by Mr. Magot in the first closing of our private placement conducted during the fourth quarter of 2004.

(18)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Mr. Adkins in the first closing of our private placement conducted during the fourth quarter of 2004.

(19)
Includes 6,000 shares of common stock and 3,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Moss in the first closing of our private placement conducted during the fourth quarter of 2004.

(20)
Includes 8,100 shares of common stock and 4,050 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. Delores Ault is the aunt of Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer.

(21)
Includes 7,050 shares of common stock and 3,525 shares of common stock issuable upon exercise of warrants purchased in the third closing of our private placement conducted during the fourth quarter of 2004. Dennis and Delores Ault are the uncle and aunt of Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer.

(22)
Includes 6,600 shares of common stock and 3,300 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. Dennis Ault is the uncle of Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer.

(23)
Includes 1,950 shares of common stock and 975 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004. Dennis and Delores Ault are the uncle and aunt of Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer.

(24)
Includes 13,350 shares of common stock and 6,675 shares of common stock issuable upon exercise of warrants purchased by Ms. Meyer in the first closing of our private placement conducted during the fourth quarter of 2004. Dennis and Delores Ault are the uncle and aunt of Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer.

(25)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased by Ms. Hall in the first closing of our private placement conducted during the fourth quarter of 2004.

(26)
Includes 180,000 shares of common stock and 90,000 shares of common stock issuable upon exercise of warrants purchased by DSAM Fund, LP in the first closing of our private placement conducted during the fourth quarter of 2004. Neil Danics has voting and investment control over the securities held by DSAM Fund, LP.

(27)
Includes 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased in the second closing of our private placement conducted during the fourth quarter of 2004.

(28)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Mr. Debruin in the first closing of our private placement conducted during the fourth quarter of 2004.

(29)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased by Mr. Freyre in the third closing of our private placement conducted during the fourth quarter of 2004.

(30)
The shares offered pursuant to this prospectus include 6,000 shares of common stock and 3,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Langsam in the first closing of our private placement conducted during the fourth quarter of 2004. Mr. Langsam is a member of our Board of Directors and is a Class II Director.

(31)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased by Industrial Management and Research Group in the first closing of our private placement conducted during the fourth quarter of 2004. Janet Sedlak has voting and investment control over the securities held by Industrial Management and Research Group.

(32)	Ms. Durham acquired her shares in consideration for services as architect to our real properties located in Baltimore, Maryland.
(33)
Includes 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased in the fourth closing of our private placement conducted during the fourth quarter of 2004.

(34)	Includes 20,000 shares of common stock and 20,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Colen in a private placement closed on April 22, 2005.
(35)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(36)
Includes 15,000 shares of common stock and 7,500 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(37)
Includes 9,375 shares of common stock and 4,686 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(38)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the fourth closing of our private placement conducted during the fourth quarter of 2004.

(39)
Includes 37,500 shares of common stock and 18,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(40)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(41)
Includes 9,000 shares of common stock and 4,500 shares of common stock issuable upon exercise of warrants purchased by Mr. Farray in the third closing of our private placement conducted during the fourth quarter of 2004.

(42)
Includes 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased in the second closing of our private placement conducted during the fourth quarter of 2004.

(43)
Includes 9,375 shares of common stock and 4,686 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(44)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Ms. Queen in the third closing of our private placement conducted during the fourth quarter of 2004.

(45)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(46)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(47)
Includes 9,375 shares of common stock and 4,686 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(48)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(49)
Includes 2,250 shares of common stock and 1,125 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(50)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(51)
Includes 4,500 shares of common stock and 2,250 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(52)
Includes 11,250 shares of common stock and 5,625 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(53)
Includes 11,250 shares of common stock and 5,625 shares of common stock issuable upon exercise of warrants purchased by Mr. Sedlak in the first closing of our private placement conducted during the fourth quarter of 2004.

(54)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Mr. Horvitz in the first closing of our private placement conducted during the fourth quarter of 2004.

(55)	Includes 27,000 shares of common stock issuable upon exercise warrants issued to Mr. Van Patten in consideration for investor relations consulting services.
(56)
Includes 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased in the fourth closing of our private placement conducted during the fourth quarter of 2004. Milton C. Ault Jr. is the father of Milton “Todd” Ault, III, our former Chairman and former Chief Executive Officer.

(57)
Includes: (a) 9,375 shares of common stock and 4,686 shares of common stock issuable upon exercise of warrants purchased by Not That Cosby in the first closing of our private placement conducted during the fourth quarter of 2004; and (b) 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased by Not That Cosby, Inc. in the fourth closing of our private placement conducted during the fourth quarter of 2004. Andy Cosby has voting and investment control over the securities held by Not That Cosby, Inc.

(58)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Mr. Gaynes in the third closing of our private placement conducted during the fourth quarter of 2004.

(59)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Progressive Plumbing Systems in the first closing of our private placement conducted during the fourth quarter of 2004. Trena Ault has voting and investment control over the securities held by Progressive Plumbing Systems.

(60)
Includes 12,000 shares of common stock and 6,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Ludensky in the third closing of our private placement conducted during the fourth quarter of 2004.

(61)
Includes 30,000 shares of common stock and 15,000 shares of common stock issuable upon exercise of warrants purchased by Mr. Koziak in the fourth closing of our private placement conducted during the fourth quarter of 2004.

(62)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(63)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased in the fourth closing of our private placement conducted during the fourth quarter of 2004.

(64)
Includes 9,000 shares of common stock and 4,500 shares of common stock issuable upon exercise of warrants purchased in the second closing of our private placement conducted during the fourth quarter of 2004.

(65)
Includes 3,750 shares of common stock and 1,875 shares of common stock issuable upon exercise of warrants purchased by Mr. Krinsky in the second closing of our private placement conducted during the fourth quarter of 2004.

(66)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(67)
Includes 15,000 shares of common stock and 7,500 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(68)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased by Mr. Sipe in the first closing of our private placement conducted during the fourth quarter of 2004.

(69)
Includes 18,750 shares of common stock and 9,375 shares of common stock issuable upon exercise of warrants purchased by Strome Alpha Fund in the first closing of our private placement conducted during the fourth quarter of 2004. Mark Strome has voting and investment control over the securities held by Strome Alpha Fund. Strome Alpha Fund is an affiliate of a registered broker-dealer and purchased the securities in the ordinary course of business for investment purposes. We are not aware of any agreement or understanding of Strome Alpha Fund or any of its affiliates that existed at the time of purchase to distribute, directly or indirectly, the securities purchased.

(70)
Includes 18,750 shares of common stock and 9,375 shares of common stock issuable upon exercise of warrants purchased by Strome Offshore Ltd. in the first closing of our private placement conducted during the fourth quarter of 2004. Mark Strome has voting and investment control over the securities held by Strome Offshore Ltd. Strome Offshore Ltd. is an affiliate of a registered broker-dealer and purchased the securities in the ordinary course of business for investment purposes. We are not aware of any agreement or understanding of Strome Offshore Ltd. or any of its affiliates that existed at the time of purchase to distribute, directly or indirectly, the securities purchased.

(71)
Includes 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(72)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased by Ms. Johnson in the first closing of our private placement conducted during the fourth quarter of 2004.

(73)
Includes 3,000 shares of common stock and 1,500 shares of common stock issuable upon exercise of warrants purchased in the third closing of our private placement conducted during the fourth quarter of 2004.

(74)
Includes 3,900 shares of common stock and 1,950 shares of common stock issuable upon exercise of warrants purchased by Mr. Duhamel in the third closing of our private placement conducted during the fourth quarter of 2004.

(75)
Includes 5,625 shares of common stock and 2,811 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(76)
Includes 7,500 shares of common stock and 3,750 shares of common stock issuable upon exercise of warrants purchased in the first closing of our private placement conducted during the fourth quarter of 2004.

(77)
Mr. Stewart acquired his shares in consideration for his shares of common stock of Surgicount Medical, Inc. Upon acquisition of Surgicount Medical we entered into an eighteen month consulting agreement with Mr. Stewart that provides for payments to Mr. Stewart of $5,000 per month over the term of the agreement.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that no current or former director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Registrant’s Charter also authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of, and advanced expenses to, the Registrant’s agents and any other persons to which the DGCL permits.

In accordance with Section 145, the Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors, and any employee who serves as an officer or director of any corporation at the Registrant’s request. According to Article IV of the Bylaws, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements of Patient Safety Technologies, Inc. appearing in the company’s annual report on Form 10-K as of and for the year ended December 31, 2004, and the related consolidated statements of operations, cash flows and changes in net assets for the year ended December 31, 2004, and the financial highlights for the year ended December 31, 2004, have been audited by Rothstein, Kass & Company, P.C., independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Franklin Capital Corporation (currently known as Patient Safety Technologies, Inc.) appearing in Franklin Capital Corporation Annual Report (Form 10-K) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, and the financial highlights for each of the five years in the period end December 31, 2003, as set forth in their report included therein, and incorporated herein by reference.

Such financial statements and financial highlights are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

  The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount

SEC registration fee	$1,559.48
Accounting fees and expenses	15,000.00	*
Legal fees and expenses	40,000.00	*
TOTAL	$56,580.04	*

* Estimated

Item 15.    Indemnification of Directors and Officers

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that no current or former director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Registrant’s Charter also authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of, and advanced expenses to, the Registrant’s agents and any other persons to which the DGCL permits.

In accordance with Section 145, the Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors, and any employee who serves as an officer or director of any corporation at the Registrant’s request. According to Article IV of the Bylaws, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit Number	Description
5.1	Opinion and Consent of Sichenzia Ross Friedman Ference LLP
23.1	Consent of Sichenzia Ross Friedman Ference LLP (Included in Exhibit 5.1)
23.2	Consent of Rothstein, Kass & Company, P.C, independent registered public accounting firm
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm
24.1	Powers of Attorney (Incorporated by reference to the signature page to the Company’s Form S-3(File No. 333-124564), filed with the SEC on May 3, 2005)

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

2.
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6.
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California on February 13, 2006.

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/s/ Louis Glazer, M.D., Ph.G.
Louis Glazer, M.D., Ph.G.
Chief Executive Officer and Chairman of the Board

By:	/s/ William B. Horne
William B. Horne
Chief Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Louis Glazer, M.D., Ph.G.	Chief Executive Officer and	February 13, 2006
Louis Glazer, M.D., Ph.G.	Chairman of the Board

/s/ William B. Horne	Chief Financial Officer and Principal	February 13, 2006
William B. Horne	Accounting Officer

/s/ Alice M. Campbell	Director	February 13, 2006
Alice M. Campbell

/s/ Lytle Brown	Director	February 13, 2006
Brigadier General (Ret.) Lytle Brown III

/s/ Herbert Langsam	Director	February 13, 2006
Herbert Langsam

/s/ Arnold Spangler	Director	February 13, 2006
Arnold Spangler